Exhibit 11.1




                      Litchfield Financial Corporation
                       Computation of Earnings Per Share



                                  Three Months Ended       Six Months Ended
                                        June 30,               June 30,
                                    1999        1998          1999       1998
                                 ---------   ---------    ---------  -----------

Basic:
   Weighted average number of
    common shares outstanding.... 6,908,145   5,754,018    6,897,411   5,706,887
                                 ==========  ==========   ==========  ==========

   Net income....................$3,207,000  $2,309,000   $5,485,000  $3,859,000
                                 ==========  ==========   ==========  ==========

   Net income per common share...$      .46  $      .40   $      .80  $      .68
                                 ==========  ==========   ==========  ==========

Diluted:
   Weighted average number of
    common shares outstanding.... 6,908,145   5,754,018    6,897,411   5,706,887
   Weighted average number of
    common stock equivalents
    outstanding:
    Stock options................   278,326     363,814      292,077     362,277
                                 ----------   ---------   ----------   ---------

   Weighted average common and
     common equivalent shares
     outstanding................. 7,186,471   6,117,832    7,189,488   6,069,164
                                 ==========  ==========   ==========  ==========

   Net income....................$3,207,000  $2,309,000   $5,485,000  $3,859,000
                                 ==========  ==========   ==========  ==========

   Net income per common share...$      .45  $      .38   $      .76  $      .64
                                 ==========  ==========   ==========  ==========


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